EXHIBIT 10.1
AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT, effective as of February 27, 2015, is made by and among COLUMBIA STATE BANK and COLUMBIA BANKING SYSTEM, INC. (“CBSI” and, with Columbia State Bank collectively, “Employer”) and MELANIE J. DRESSEL (“Executive”).

Recitals

A. Employer and Executive are parties to an Employment Agreement, effective as of August 1, 2004, which was amended effective as of December 30, 2008 and February 1, 2009 (as amended, the “Employment Agreement”).

B. The February 1, 2009 amendment reduced Executive’s change of control payments so that the total amount thereof would be $1 less than the Parachute Payment Amount (as defined in the Employment Agreement) and was adopted in connection with CBSI’s voluntary participation in the U.S. Department of Treasury’s TARP Capital Purchase Program, which was repaid in full in 2010.

C. Employer and Executive have agreed to revise the Employment Agreement so that provisions regarding “parachute payments” under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), are identical to those in the agreements of other executive officers of CBSI.

NOW THEREFORE, for and in consideration of the above, and the mutual covenants, terms and conditions hereof, the parties agree as set forth below.

Agreement

1.	Amendment. Section 6.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

6.3 IRS Section 280G Issues. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code, but only to the extent that any agreement to minimize the impact of the Section 4999 excise tax shall comply in all respects with all applicable laws, including Section 409A of the Code and regulations thereunder. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by the Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment. The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by Employer immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Employer and Executive in the exercise of their reasonable good faith judgment.

2.	Miscellaneous.

a.	Entire Agreement. Except as specifically amended hereby, the Employment Agreement remains in full force and effect and incorporates in the full the provisions of this Amendment.

b.	Governing Law. This Amendment is made with reference to and is intended to be construed in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the parties have executed this Amendment effective on February 27, 2015.

COLUMBIA STATE BANK

By /s/ WILLIAM T. WEYERHAUSER
William T. Weyerhaeuser
Its Chairman

COLUMBIA BANKING SYSTEM, INC.

By /s/ WILLIAM T. WEYERHAUSER
William T. Weyerhaeuser
Its Chairman

EXECUTIVE

/s/ MELANIE J. DRESSEL
Melanie J. Dressel

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